Exhibit (12)

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

___________________, 2018

Centre Active U.S. Tax Exempt Fund 48 Wall Street, Suite 1100 New York, New York 10005 Centre Global Infrastructure Fund 48 Wall Street, Suite 1100 New York, New York 10005
Re:	Acquisition of the Assets and Assumption of the Liabilities of Centre Active U.S. Tax Exempt Fund by Centre Global Infrastructure Fund

Ladies and Gentlemen:

I.       Introduction

We have acted as counsel to Centre Active U.S. Tax Exempt Fund (the “Target”), a series of Centre Funds (the “Trust”), and Centre Global Infrastructure Fund, another series of the Trust (the “Acquirer”), in connection with the Reorganization provided for in the Agreement and Plan of Reorganization among the Target, the Acquirer and certain other parties, dated as of [____________] (the “Plan”). Target and Acquirer have requested our opinion as to certain of the United States federal income tax consequences to Acquirer, Target and the shareholders of Target (“Target Shareholders”) in connection with the Reorganization. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

____________, 2018

II.       Relevant Facts

Each of Target and Acquirer is a series of a registered, open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Plan and the Reorganization have been approved by the Board of Trustees of the Trust. The terms and conditions of the Reorganization are set forth in the Plan.

Pursuant to the Plan, Target will transfer all of its Assets to Acquirer in exchange for shares (including fractional shares) of Acquirer (“Acquirer Shares”) and the assumption by Acquirer of all the Liabilities of Target existing at the Closing of the Reorganization. At the Closing Date or as soon as reasonably practicable thereafter, Target will liquidate and distribute all of the Acquirer Shares that it received in connection with the Reorganization to those then former Target Shareholders in exchange for all of the then outstanding shares of Target (“Target Shares”). Upon completion of the Reorganization, each such former Target Shareholder will be the owner of full and fractional Acquirer Shares equal in net asset value as of the Closing Date to the net asset value of the Target Shares such shareholder held prior to the Reorganization. Centre Asset Management, LLC will pay the expenses relating to the Reorganization.

The stated investment objective of Acquirer is to seek long-term growth of capital and current income. The Acquirer normally invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities issued by U.S. and foreign (non-U.S.) infrastructure-related companies. For this purpose, an “infrastructure-related” company has (i) at least 50% of its assets (excluding cash) consisting of infrastructure assets, or (ii) 50% of its gross income or net profits attributable to, or derived (directly or indirectly) from, the ownership, management, construction, development, operation, use, creation or financing of infrastructure assets. “Infrastructure assets” are the physical structures and networks that provide necessary services for society, including, but not limited to, transportation assets (e.g., railroads, toll roads, bridges, tunnels, airports, parking facilities and seaports); utility assets (e.g., electric transmission and distribution lines, power generation facilities, oil, gas and water distribution facilities and related midstream assets, communications networks and satellites, sewage treatment plants and critical internet networks) and social assets (e.g., hospitals, courts, schools, correctional facilities and subsidized housing).

The stated investment objective of Target is to seek to maximize investors’ total return through capital appreciation and current income exempt from federal income tax. The Target normally invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in federally tax-exempt securities of state and local governments in the U.S. and their political subdivisions, agencies and instrumentalities. The Target’s investments in municipal securities may include general obligation bonds, revenue bonds, facility or tax and industrial revenue bonds and pre-refunded bonds. General obligation bonds are backed by the issuer’s full faith and credit and taxing power, revenue bonds are backed by the revenues of a specific project, facility or tax and industrial revenue bonds are backed by the credit of a private user of a facility, and pre-refunded bonds have been refinanced by their issuers and their payment is funded from securities in a designated escrow account that holds U.S. Treasury securities. From time to time, the Target’s investments may focus in a certain state, region or sector of the municipal market. The Target is structured as a limited “fund of funds,” meaning that it may seek to achieve its investment objective by investing directly in securities and in other registered open-end investment companies, primarily those managed by the Adviser.

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

____________, 2018

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquirer relating to the Reorganization and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Target and Acquirer:

(1)       Each of Target and Acquirer: (a) is a “fund” (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”)); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a “RIC”) for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Closing; (c) will invest its assets at all times through the Closing in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

(2)       Between the date of the Plan and the Closing, Target intends to dispose of more than 75% of its historic business assets in order to align its holdings with those of the Acquirer.

(3)       The Target Shareholders will receive no consideration pursuant to the Reorganization other than Acquirer Shares.

(4)       The liabilities of Target to be assumed by Acquirer in the Reorganization have been incurred in the ordinary course of business of Target or incurred by Target solely and directly in connection with the Reorganization.

(5)       There are no pending or threatened claims or assessments that have been asserted by or against Target, other than any disclosed and reflected in the net asset value of Target.

(6)       There are no unasserted claims or assessments against Target that are probable of assertion.

(7)       There is no plan or intention for Acquirer to be dissolved or merged into another business trust or a corporation or any “fund” thereof (as defined in Section 851(g)(2) of the Code) following the Reorganization.

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

____________, 2018

(8)       The fair market value of the Acquirer Shares each Target Shareholder receives in connection with the Reorganization will be approximately equal to the fair market value of the Target Shares it surrenders in exchange therefor.

(9)       There is no intercompany indebtedness between Acquirer and Target that was issued or acquired, or will be settled, at a discount.

III.       Relevant Law

A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.[1] Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.[2]

In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

Code Section 368(a)(1)(C) provides that a “reorganization” includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code Section 368(a)(2)(F) provides that two or more investment companies, may engage in a “reorganization” only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest (“COI”) requirement, and the continuity of business enterprise (“COBE”) requirement. [3]

In order to satisfy the COI requirement, “a substantial part of the value of the proprietary interests in the target corporation must be preserved.”[4] This is accomplished “if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation…”[5] For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.[6]

_____________________

[1] Code § 361.

[2] Code § 354.

[3] Treas. Reg. § 1.368-1(b).

[4] Treas. Reg. § 1.368-1(e)(1)(i).

[5] Id.

[6] Treas. Reg. § 1.368-1(e)(3).

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

____________, 2018

In order to satisfy the COBE requirement, a reorganization must satisfy either the “historic business test” or the “historic asset test.” Under the “historic business test,” a taxpayer can establish COBE if it either (i) continues the target’s historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business.

In interpreting the “historic business test” in the case of a reorganization involving a RIC, the Internal Revenue Service (the “IRS”) has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.[7]

Under the “historic asset test,” a taxpayer can establish COBE if it uses a “significant” portion of the target’s historic business assets in a business. Treas. Reg. § 1.368-1(d)(3) provides that there is no bright-line percentage test for determining when a “significant” portion of the target’s assets are used after the transaction. Rather, the determination is made based upon the relative importance of the assets to the operation of the business. However, the courts and the IRS have held that the “historic asset test” will be satisfied if one-third of a RIC’s historic assets are retained by the Acquirer after a reorganization and the remaining assets are disposed of for cash.[8] “Historic business assets” may include stock, securities, or intangible operating assets if they are used in the target’s historic business.[9]

The Reorganization will be a transfer of substantially all of the Assets of Target to Acquirer, each of which is a series of a corporation, in exchange solely for Acquirer Shares (including fractional Acquirer Shares, if any), which will then be distributed to the shareholders of Target pursuant to the liquidation of Target. Therefore, the Reorganization will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a “reorganization.”

Since each of Target and Acquirer is a RIC, the Reorganization will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a “reorganization.”

Based upon the representations made above with respect to acquisitions of Target Shares by persons “related” to Acquirer, each Target Shareholder will receive Acquirer Shares as a result of the Reorganization. Therefore, the Reorganization will satisfy the COI requirement.

____________________

[7] Rev. Rul. 87-76, 1987-2 C.B. 84.

[8] See, e.g., PLR 200540001 (Oct. 7, 2005). Private letter rulings cannot be relied upon by a taxpayer as precedent, but they do reflect the views of the IRS with respect to the issues addressed therein. See also Laure v. Commissioner, 653 F.2d 253 (6th Cir. 1981) (holding that 27% was significant).

[9] Treas. Reg. § 1.368-1(d)(1)-(3).

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

___________, 2018

However, the Reorganization should not satisfy the COBE requirements. We believe that Target and Acquirer are engaged in different historic businesses.[10] In addition, Acquirer does not intend to continue Target’s historic business of investing in municipal securities after the Reorganization. Therefore, the Reorganization cannot satisfy the “historic business test.”

Target has represented that it intends to dispose of at least 75% of its historic business assets prior to the Reorganization. Therefore, Acquirer will not be using a “significant portion” of Target’s historic business assets in its business after the Reorganization, and, in our view, the Reorganization should not satisfy the “historic asset test.”

Since the Reorganization should not satisfy either the “historic business test” or the “historic asset test,” the Reorganization should not satisfy the COBE requirement for a tax-free reorganization. As a result, the Reorganization should be treated as a taxable transaction for United States federal income tax purposes and should not constitute a “reorganization” for purposes of Section 368 of the Code.

IV.       Opinions

Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

(1)       The Reorganization should not constitute a “reorganization” within the meaning of Section 368(a) of the Code.

(2)       Each Target Shareholder should recognize gain or loss on such shareholder’s receipt of Acquirer Shares (including any fractional Acquirer Share to which the shareholder may be entitled) in exchange for the shareholder’s Target Shares owned by the Target Shareholders in connection with the Reorganization in an amount equal to the difference between (x) the value of the Acquirer Shares received in the Reorganization and (y) the shareholder’s adjusted tax basis for U.S. federal income tax purposes in his or her Target Shares immediately prior to the Reorganization.

____________________

[10] See Rev. Rul. 87-76, discussed above.

Centre Global Infrastructure Fund

Centre Active U.S. Tax Exempt Fund

_______________, 2018

(3)       Target should recognize gain or loss upon the transfer by Target of all of its Assets to Acquirer solely in exchange for Acquirer Shares (including fractional Acquirer Shares, if any) and the assumption by Acquirer of the Liabilities pursuant to the Plan in an amount equal to the difference between (x) the value of the Acquirer Shares received in the Reorganization and (y) Target’s adjusted tax basis for U.S. federal income tax purposes in the Assets immediately prior to the Reorganization.

(4)       The holding period of the Assets acquired by Acquirer should begin on the Closing Date. The Acquirer’s tax basis in the Assets should be equal to the fair market value of the Acquirer Shares transferred to Target in exchange for such Assets.

(5)       The aggregate tax basis of Acquirer Shares received in connection with the Reorganization by each Target Shareholder (including any fractional Acquirer Share to which the shareholder may be entitled) should be equal to the fair market value of the Target Shares surrendered in exchange therefore decreased by any cash received on the exchange.

(6)       The holding period of Acquirer Shares received in connection with the Reorganization by each of the Target Shareholders (including any fractional Acquirer Share to which the shareholder may be entitled) should begin on the Closing Date.

Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Reorganization. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,